Exhibit 10.4.2
SECOND AMENDMENT TO THE
SANDRIDGE ENERGY, INC. SPECIAL SEVERANCE PLAN

        THIS SECOND AMENDMENT TO THE SANDRIDGE ENERGY, INC. SPECIAL SEVERANCE PLAN (this “Second Amendment”), is effective November 6, 2019.

        WHEREAS, SandRidge Energy, Inc. (the “Company”) has adopted the SandRidge Energy, Inc. Special Severance Plan (the “Plan”), effective April 1, 2018 (the “Plan Effective Date”), and the First Amendment to the Plan effective December 17, 2018, to provide certain benefits to Eligible Employees, as defined therein, who are separated from employment following the Plan Effective Date through March 31, 2020 in circumstances that make them eligible for benefits under the Plan.

        WHEREAS, the Company intends to modify the benefits afforded under the Plan and therefore desires to amend the Plan;

        NOW, THEREFORE, the Plan is hereby amended as follows:

1.The Plan is hereby amended by deleting the phrase, “through March 31, 2020” of Paragraph 1.

2. The Plan is hereby amended by deleting Section 2 (n) Healthcare Stipend and replacing it with the following language:

“Healthcare Stipend means the payment an Eligible Employee who is an active participant in the Company’s group health plan as of the Termination Date will receive as part of his/her Special Severance Benefits. If the Eligible Employee is in an officer position as of the Termination Date, the Healthcare Stipend will be in the amount of Fifteen Hundred Dollars ($1,500.00); if the Eligible Employee is not serving in an officer position as of the Termination Date, the Healthcare Stipend will be in an amount equal to Two Hundred and Fifty Dollars ($250.00) for each Year of Service, subject to a minimum payment of Two Hundred Fifty Dollars ($250.00) and a maximum payment of Fifteen Hundred Dollars ($1,500.00).”

3.The Plan is hereby amended by deleting Section 2(o) Long-Term Incentive Awards and replacing it with the following language:

“Pro-Rated Long-Term Incentive Award Acceleration means, in the case of an Eligible Employee serving in an officer position as of the Termination Date, the accelerated vesting of an amount of such Eligible Employee’s outstanding restricted stock awards, performance awards and such other awards as may be granted under the Company’s 2016 Omnibus Incentive Plan, in each case, prorated for the time elapsed between such award’s grant date or most recent vesting date, as applicable, and the Termination Date. In the case of performance awards, the portion of the award subject to acceleration under this section shall be further modified by a performance factor determined in the Committee’s sole discretion, which may be calculated based on the Company’s actual performance over the elapsed performance period relative to the metrics established in applicable performance award.

4.The Plan is hereby amended by deleting Section 2(s) Pro-Rated AIP Payment and replacing it with the following language:

“Pro-Rated AIP Payment means the payment an Eligible Employee will receive as part of his/her Special Severance Benefits which shall be based on the aggregate salary received by the Eligible Employee for the calendar year in which the Termination Date occurs multiplied by the Eligible Employee’s target annual incentive opportunity (expressed as a percentage) for the calendar year in which the Termination Date occurs multiplied by a corporate performance factor determined in the Committee’s sole discretion, which may be calculated based on the Company’s actual to date performance relative to the metrics established in the Company’s annual incentive program, if any, for the calendar year in which the Termination Date occurs.”

5.The Plan is hereby amended by deleting Section 2(u) Special Severance Benefits and replacing it with the following language:

“Special Severance Benefit means the payments and benefits an Eligible Employee who becomes a Participant will receive under this Plan, which includes the Special Severance Payment, the Pro-Rated AIP Payment and, as applicable the Healthcare Stipend and/or the Pro-Rated Long-Term Incentive Award Acceleration.”

6. The Plan is hereby amended by deleting Section 2(v) Special Severance Payment and replacing it with the following language:

“Special Severance Payment means the lump sum payment an Eligible Employee who becomes a Participant will receive under this Plan. If the Eligible Employee is serving in an officer position as of the Termination Date, the Special Severance Payment will be in an amount equal to four (4) weeks of Base Salary for each Year of Service, subject to a minimum payment equal to thirteen (13) weeks of Base Salary and a maximum payment equal to twenty-six

(26) weeks of Base Salary; If the Eligible Employee is a Director (or the equivalent) as of the Termination Date, the Special Severance Payment will be in an amount equal to two (2) weeks of Base Salary for each Year of Service, subject to a minimum payment equal to eight (8) weeks of Base Salary and a maximum payment equal to twenty-six (26) weeks of Base Salary; If the Eligible Employee is in a position below Director, the Special Severance Payment will be in an amount equal to two (2) weeks of Base Salary for each Year of Service, subject to a minimum payment equal to two (2) weeks of Base Salary and a maximum of twenty-six (26) weeks of Base Salary.”

7. The Plan is hereby amended by deleting the second sentence of Section 2(y) Years of Service. For purposes of clarity, the following language shall be deleted:

“For example, if the Eligible Employee has been employed by the Company for four years and four months as of the Termination Date, his/her Special Severance Payment would be calculated by multiplying 4 1/3 by 4 and his/her Special Severance Payment would be 17 1/3 weeks of Base Salary.”
8.The Plan is herby amended by deleting the last sentence of Section 9, which reads, “Unless specifically extended through an amendment as provided in this Section, the Plan will automatically terminate effective at 11:59 p.m. Central Standard/Daylight Time on March 31, 2020.” and replacing it with, “The Plan shall continue in full force and effect unless and until specifically terminated by the Committee.”

9.Exhibits A and A-1 at Section 2 are amended by deleting the second sentence of Section 2. For purposes of clarity, the following language shall be deleted:

“Your final paycheck will include payment for any accrued and unused paid time off (“PTO”).”

10.Exhibits A and A-1 at Section 3 are hereby amended by deleting the first paragraph of Section 3 Special Severance Benefits, including clauses (a), (b), (c) and (d), and replacing it with the following language:

“Special Severance Benefits. In consideration of your service to SandRidge and your execution of this Severance Agreement and the General Release, your not revoking the General Release during the seven day period described later in this Paragraph, and your compliance with the other terms of this Severance Agreement and the Plan, you will be entitled to receive the Special Severance Benefits in accordance with and as specifically provided for in the Plan.”

11.Exhibits B and B-1 are amended to add the following language, to be inserted at the end of Paragraph 3 of the General Releases:

“Nothing in this Agreement is intended to prohibit An Eligible Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures, including providing documents and other information, that are protected under the whistleblower provisions of federal law or regulation. In addition, an Eligible Employee does not need the prior authorization of the Company to make any such reports or disclosures, nor is an Eligible Employee required to notify the Company that an Eligible Employee is going to make or has made such reports or disclosures. This Agreement does not limit the Eligible Employee's right to receive a whistleblower reward or bounty for providing information to the Securities and Exchange Commission.”

12.Except as expressly amended hereby, the terms of the Plan shall be and remain unchanged and the Plan as amended hereby shall remain in full force and effect.

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IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed by its duly authorized representative on the day and year first above written.

           SANDRIDGE ENERGY, INC.

By:	/s/ Michael A. Johnson
Michael A. Johnson
Senior Vice President and Chief Financial Officer